Supplement to SEPARATION AGREEMENT AND RELEASE

This Supplement to the Separation Agreement and Release executed October 22, 2013 (“Supplement”) is made by and between Jamba Juice Company, a California corporation (the “Company”), and the undersigned, Bruce Schroder (referred to herein as “Executive,” “you” and “your”), and amends the Separation Agreement and Release (“Separation Agreement”), attached hereto as Exhibit 1, between those same parties by extending the promises and mutual agreements of each and every paragraph and subparagraph, except for Paragraph 3 and its subparts, of that Separation Agreement.

1.          Consideration and Severance Benefits. Provided that Executive affirms that he has and continues to fully comply with the Separation Agreement including all Post-Termination Obligations, as defined in the Separation Agreement, by executing this Supplement, the Company agrees to amend Executive’s Severance Benefits and provide Consideration in exchange for acknowledgment and agreement to the General Release in Paragraph 8 of the Separation Agreement, the Section 1542 Waiver in Paragraph 9 of the Separation Agreement and specifically, the Age Discrimination Employment Act (“ADEA”) release included in this Supplement. Executive’s Severance Package shall be revised to the following:

A.           The Company will pay Executive a lump sum of $81,000 (equal to three months’ of Executive’s Base Salary at the time of separation), less applicable withholdings and deductions (“Consideration”). This Consideration will be paid to Executive within 10 days after the Effective Date (as defined below). The Company will no longer subject Executive’s Severance to be reduced by all amounts (whether direct or indirect salary, compensation or otherwise) earned at his new employment. Any other payments including Severance as defined in the Separation Agreement will cease immediately, and Executive agrees that in exchange for the Consideration provided, he will no longer be entitled to such Severance.

B.           The Company shall reimburse Executive the premiums paid to maintain his Consolidated Omnibus Budget Reconciliation Act (“COBRA”) coverage so long as he (i) timely elected to continue coverage under the Company’s group health plan and coverage under the applicable provisions of COBRA; (ii) remains eligible for these benefits under COBRA; and (iii) does not become eligible for health coverage through another employer, through no later than March 1, 2014.

C.           Executive agrees and acknowledges that this Consideration represents a benefit to which he is not otherwise entitled.

2.           Release of Claims.

A.           In addition and consistent with Paragraph 8 of the Separation Agreement, Executive agrees that the Severance already received pursuant to the Separation Agreement and the Consideration pursuant to Paragraph 1 above represent settlement in full of all outstanding obligations owed to Executive by Company. THIS IS A GENERAL RELEASE OF ALL CLAIMS. As consideration for the Severance, Consideration and other benefits being provided to Executive, Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, administrators, attorneys, representatives, and assigns, hereby fully and forever releases Company and its legal representatives, officers, directors, fiduciaries, employees, investors, shareholders, insurers, agents, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, both in their individual and corporate capacities (collectively, the "Releasees"), of and from any and all claims and causes of action, demands, duties, obligations, agreements, promises, liabilities, damages, costs, and/or fees, whether known or unknown, suspected or unsuspected, arising out of or relating to Executive's employment, including the termination of his employment, including without limitation: (i) any and all claims relating to or arising from Executive's employment relationship with Company and the termination of that relationship; (ii) any and all claims relating to, or arising from, Executive's right to purchase, or actual purchase of, shares of stock of Company, including, without limitation, any claims for fraud; misrepresentation; breach of fiduciary duty; breach of duty under applicable state corporate law; and securities fraud under any state or federal law; (iii) any and all claims under the law of any jurisdiction including without limitation wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent and intentional infliction of emotional distress; negligent and intentional misrepresentation; negligent and intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (iv) any and all claims for violation of any federal, state or municipal statute, including without limitation all employment laws, including without limitation the California Fair Employment and Housing Act; the California Unruh Act; the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Fair Labor Standards Act; the Americans with Disabilities Act; the Older Workers' Benefits Protection Act; the Family Medical Leave Act; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the National Labor Relations Act; the California Constitution; the California Labor Code; the California Business & Professions Code; the California Government Code; the California Civil Code; and all other laws against discrimination or applicable to employment that may be the subject of a release under applicable law; (v) any and all claims for violation of the federal, or any state, constitution; (vi) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; (vii) any and all claims arising out of any personnel policies, contracts of employment, any other contracts, severance pay agreements, and covenants of good faith and fair dealing; (viii) any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of the Separation Agreement and this Supplement; (ix) any claim or damage arising out of Executive's employment with or separation from Company under any common law theory or any federal, state, or local statute or ordinance not specifically referred to above; (x) any and all claims for unpaid or withheld wages, severance, benefits, bonuses, commissions, and other compensation of any kind that Executive may have against the Releasees; and (xi) any and all claims for attorneys' fees and costs.

B.           Executive specifically agrees that the Separation Agreement and this Supplement includes without limitation any and all claims that were raised, or that reasonably could have been raised, under the applicable Wage Order, Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194, and 1198, as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq. based on alleged violations of Labor Code provisions. Executive further covenants that he will not seek to initiate any proceedings seeking penalties under Labor Code sections 2699, et seq. based upon the Labor Code provisions specified above.

C.           Executive understands and agrees that, to the fullest extent permitted by law, Executive is precluded from filing or pursuing any legal claim of any kind against any of the Releasees at any time in the future, in any federal, state, or municipal court, administrative agency, or other tribunal, arising out of any of the claims that Executive has waived by virtue of executing the Separation Agreement and this Supplement. Executive agrees not to file or pursue any such legal claims and, if Executive does pursue such legal claims, Executive waives any right to receive monetary recovery. By Executive's signature below, Executive represents that she/he has not filed any such legal claims against any of the Releasees in any federal, state, or municipal court, administrative agency, or other tribunal.

D.           Nothing in the Separation Agreement and this Supplement shall be construed to waive any claims that cannot be waived as a matter of law. In addition, this Supplement does not prevent Executive from filing an administrative charge against any Releasee that may not be released as a matter of law; however, Executive agrees that Executive shall not be entitled to recover any monetary payments or other individual benefits in any such proceeding. This release Supplement.

E.           Nothing in the Separation Agreement or this Supplement will affect the ability of Executive or Company to enforce rights or entitlements specifically provided for under this Supplement as set forth above, or any rights or claims that may arise after the date that Executive executed this Supplement. By Executive's signature below, Executive represents that: (a) Executive is not aware of any unpaid wages, vacation, bonuses, expense reimbursements, or other amounts owed to Executive by Company, other than the Consideration specifically promised in this Supplement; (b) Executive has not been denied any request for leave to which Executive believes she/he was legally entitled, and Executive was not otherwise deprived of any of his rights under the Family and Medical Leave Act or any similar state or local statute; and (c) Executive has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released in the foregoing general release and waiver. Company's obligations under this Supplement are contingent upon Executive's compliance with all terms and conditions provided for herein and in the Separation Agreement.

3.           Section 1542 Waiver/Release of Unknown Claims. Consistent with Paragraph 9 of the Separation Agreement, Executive against acknowledges expressly acknowledges that the releases given in the Separation Agreement and this Supplement are intended to include, without limitation, claims that Executive did not know or suspect to exist in his favor at the time of the date of Executive’s execution of this Supplement, regardless of whether the knowledge of such claims, or the facts upon with they might be based, would have materially affected the settlement of this matter; and that the Severance received pursuant to the Separation Agreement and the Consideration provided under this Supplement were also for the release of those claims and contemplates the extinguishment of any such unknown claims, despite the fact that California Civil Code section 1542 may provide otherwise. Executive expressly waives any right or benefit available to him in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.            Age Discrimination in Employment Act. Executive acknowledges, agrees and understands that:

A.           under the general release detailed above, Executive is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);

B.           the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Supplement;

C.           the payments and other consideration that are being provided to Executive are of significant value and are in addition to what Executive otherwise would be entitled;

D.           Executive is being advised in writing to consult with an attorney before signing this Supplement;

E.           Executive is being given a period of twenty-one (21) days within which to review and consider this Supplement before signing it, though Executive may sign earlier, and if Executive fails to sign and return this Supplement within the twenty-one (21) day consideration period, Company’s offer and this Supplement will expire on its own terms;

F.           Executive may revoke his acceptance of this Supplement by providing written notice to Company within seven (7) days following its execution, and any notice of revocation of this Supplement must be in writing and transmitted by hand or certified mail to Jamba Juice Company, 6475 Christie Avenue, Suite 150, Emeryville, CA 94608, Attn: Christy Consler, Senior Vice President, HR & Corporate Responsibility, with a copy to DLA Piper LLP (US), 2000 University Avenue, East Palo Alto, CA 94303-2215, Attn: Eric Wang, Esq.; and

G.           Because of Executive’s right to revoke this Supplement, this Supplement shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Supplement by Executive to Company (the “Effective Date”), and Executive will not be entitled to any of the benefits set forth in this Supplement until after the Effective Date.

The Parties to this SUPPLEMENT have read the foregoing SUPPLEMENT and fully understand each and every provision contained herein, AND THAT IT ACTS AS A SUPPLEMENT TO THE SEPARATION AGREEMENT. Wherefore, the Parties have freely and voluntarily executed this Amendment on the dates shown below.

Jamba Juice Company

/s/ Christy Consler	1/14/14
Signature	Date

Christy Consler	SVP HR & Corp. Sustainability
Print Name	Title

Bruce Schroder

/s/ Bruce Schroder	1/20/14
Signature	Date